Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces April 2022 Catastrophe Losses and Implemented Auto Rates

NORTHBROOK, Ill., May 19, 2022 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of April of $316 million or $250 million, after-tax. April catastrophe losses included fourteen events, primarily wind, hail and tornados in Texas and the southeast, estimated at $299 million, plus unfavorable reserve reestimates for prior period events.
“In keeping with the outlook shared last month of taking more rate increases than initially assumed in 2022, Allstate continued to implement meaningful rate actions in April. The Allstate brand implemented rate increases of 6.4% across 14 locations in April, resulting in total Allstate brand insurance premium impact of 0.7%. We have implemented 67 rate increases averaging approximately 8.0% across 45 locations since the beginning of the fourth quarter 2021. Allstate brand implemented auto rate increases totaled $163 million in the month of April, after implementing $1.6 billion in the previous two quarters,” said Mario Rizzo, Chief Financial Officer of The Allstate Corporation. Our implemented auto rate exhibit has been posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
# # # #